Exhibit 99.1

Supernus Appoints Dr. Stefan Schwabe, MD, PhD as Exec. VP R&D and Chief Medical Officer

Rockville, MD, July 20, 2012 - Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN) today announced that Dr. Stefan Schwabe MD, PhD has joined the Company as Executive Vice President of Research and Development and Chief Medical Officer. In this role, Dr. Schwabe will be responsible for product development activities including Clinical, Regulatory, and Pharmaceutical Sciences for Supernus’ pipeline products.

“We are delighted to have a physician of Dr. Schwabe’s stature and experience joining Supernus. In addition to the recently and tentatively approved Trokendi XR™ and an NDA for SPN-804 for the treatment of epilepsy, our pipeline includes two products in Phase II clinical-stage development for the treatment of ADHD and impulsive aggression in ADHD. Dr. Schwabe’s significant experience in CNS product development will be a major asset for us as we progress our pipeline and continue to build for future growth,” said Jack Khattar, Chief Executive Officer, President and Director of Supernus.

Dr. Schwabe has over 24 years of experience in the pharmaceutical industry. Dr. Schwabe worked in the CNS area at Ciba-Geigy, Novo Nordisk, J&J, Novartis and Sanofi in various capacities in clinical development, medical affairs and project management.  Most recently, Dr. Schwabe served as Chief Operating Officer at DemeRx, a privately-held biotech company working in the area of addiction.

“I am excited about Supernus’ innovative pipeline and the opportunity to join an organization that is emerging as a leading CNS specialty pharma,” said Dr. Schwabe. “Supernus has built a late-stage and well-diversified pipeline that differentiates it in the CNS pharma sector. I look forward to working closely with my new colleagues to advance these programs, which have the potential to provide much needed benefits to patients who suffer from various neurological and psychiatric diseases.”

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The company is developing several product candidates in neurology and psychiatry to address large market opportunities in epilepsy and ADHD including ADHD patients with impulsive aggression. These product candidates include Trokendi XR (extended-release topiramate), formerly known as SPN-538, and SPN-804 (extended-release oxcarbazepine) for epilepsy, SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward Looking Statements
This press release contains forward-looking statements regarding the potential of the Company’s product pipeline including Trokendi XR and SPN-804 in epilepsy and SPN-810 and SPN-812 in the ADHD area, their final approval, and the timing of their launch. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, risks regarding the company’s ability to develop its products, obtain final approval for its products, commercialize products successfully, whether physicians will prescribe and patients will use its products, once available, and competition in the market for such products. For a further description of these and other risks facing the company, please see the risk factors described in the company’s Registration Statement on Form S-1 that was filed with the United States Securities and Exchange Commission and the amendments thereto, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACTS:

Jack Khattar, President & CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591